Exhibit 99.11

EXECUTION COPY

VOTING AND SUPPORT AGREEMENT

THIS VOTING AND SUPPORT AGREEMENT, dated as of December 19, 2012 (the “Agreement”), between Knight Capital Group, Inc., a Delaware corporation (“Knight”), and the undersigned (the “Holder”), a member of GETCO Holding Company, LLC, a Delaware limited liability company (“GETCO”).

R E C I T A L S:

WHEREAS, GETCO, Knight and GA-GTCO, LLC (“GA-GTCO”) are entering into an Agreement and Plan of Merger of even date herewith (as the same may be amended or supplemented, the “Merger Agreement”) providing for the merger of an indirect wholly owned Subsidiary of Knight with and into Knight (the “Knight Merger”), the merger of an indirect wholly owned Subsidiary of Knight with and into GETCO (the “GETCO Merger”) and the merger of GA-GTCO with and into an indirect wholly owned Subsidiary of Knight (the “GA-GTCO Merger” and, together with the Knight Merger and the GETCO Merger, the “Mergers”), as a result of which each of Knight, GETCO and the surviving entity in the GA-GTCO Merger will survive as wholly owned subsidiaries of a newly incorporated public company, upon the terms and subject to the conditions set forth in the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement;

WHEREAS, the Holder is the beneficial owner of 1,565,825 Class A Units of GETCO, (such Units, the Holder’s “Existing Units” and, together with any GETCO Units acquired after the date hereof, the “Units”); and

WHEREAS, as an inducement and a condition to Knight entering into the Merger Agreement, Holder is entering into this Agreement.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Agreement to Vote. The Holder agrees that, from and after the date hereof and until the termination of this Agreement, at any meeting of the holders of GETCO, or in connection with any written consent of the holders of GETCO, the Holder shall vote (or cause to be voted) the Units (i) in favor of (A) approval and adoption of the Merger Agreement and the transactions contemplated thereby (including the GETCO Merger) and (B) any proposal to adjourn or postpone the GETCO Holders Meeting to a later date if there are not sufficient votes to approve and adopt the Merger Agreement and (ii) against any and all of the following actions (other than the transactions contemplated by the Merger Agreement): (A) any agreement, transaction or proposal that relates to an

Acquisition Proposal or Alternative Transaction or (B) any action involving GETCO or its Subsidiaries or Affiliates which results or is reasonably likely to result in the breach by GETCO of a representation, warranty or covenant in the Merger Agreement or the impairment of GETCO’s ability to consummate the transactions contemplated by the Merger Agreement (including any of the Mergers). Nothing contained herein shall be construed to limit the ability of the Holder to discharge his or her fiduciary duties as a director or officer of GETCO, as applicable.

2. Proxy. The Holder hereby grants to Knight a proxy to vote the Units as indicated in Section 1 above. The Holder intends this proxy to be irrevocable during the term of this Agreement and coupled with an interest and will take such further action or execute such other instruments as may be reasonably necessary to effect the intent of this proxy, and hereby revokes any proxy previously granted by the Holder with respect to the Units.

3. Retention of Units. The Holder agrees that the Holder will not, prior to termination of this Agreement, sell, short sell, transfer, pledge, assign, tender or otherwise dispose of any of the Holder’s Units (a “Transfer”) or enter into any contract, arrangement or understanding with respect to a Transfer of the Units; provided that the Holder may Transfer the Units for estate planning or philanthropic purposes so long as the transferee agrees to be bound by the provisions of this Agreement.

4. Nonsolicitation of Competing Proposals. The Holder agrees that, from and after the date hereof and until the termination of this Agreement, the Holder will not and will direct and use all reasonable efforts to cause the Holder’s respective agents and representatives (including, without limitation, any attorney or accountant retained by the Holder) not to, (i) solicit, initiate or encourage (including by way of furnishing information or assistance), or take any other action designed to facilitate, an Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding an Alternative Transaction or an Acquisition Proposal; provided, however, that nothing contained herein shall be construed to limit the ability of the Holder to (A) discharge his or her fiduciary duties as a director or officer of GETCO, as applicable, or (B) in cooperation with GETCO (and its Representatives and other holders), take any actions relating to a Superior Proposal that GETCO is permitted to take under Section 7.8(a) of the Merger Agreement.

5. Representations and Warranties.

(a) The Holder represents and warrants that the Holder has, and at all times during the term of this Agreement will continue to have, beneficial ownership of, good and valid title to and full and exclusive power to vote and to Transfer the Existing Units (except with respect to Units Transferred for estate planning or philanthropic purposes in the manner contemplated by Section 3). The Existing Units constitute all of the GETCO Units owned of record or beneficially by the Holder as of the date hereof. Other than the Merger Agreement and the Limited Liability Company Operating Agreement of GETCO, there are no agreements or arrangements of any kind, contingent or otherwise, to which the Holder is a party obligating the Holder to Transfer or cause to be Transferred to any Person any of the Units. No Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Units.

(b) The Holder has full power and authority to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by the Holder and constitutes a valid and binding agreement of the Holder, enforceable against the Holder in accordance with its terms, and no other action is necessary to authorize the execution and delivery by the Holder or the performance of the Holder’s obligations hereunder.

(c) The execution, delivery, and performance by the Holder of this Agreement will not (i) violate any provision of Law to which such Holder is subject, (ii) violate any order, judgment, or decree applicable to such Holder, or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder is a party except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(d) The execution and delivery by the Holder of this Agreement does not, and the performance of the Holder’s obligations hereunder will not, require the Holder to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any Person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) None of the Units is or will be subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to voting, in each case, that is inconsistent with this Agreement. None of the Units is subject to any pledge agreement pursuant to which the Holder does not retain sole and exclusive voting rights with respect to the Units subject to such pledge agreement at least until the occurrence of an event of default under the related debt instrument.

6. Termination. This Agreement shall terminate at the earlier of (i) the Effective Time or (ii) the date the Merger Agreement is terminated in accordance with its terms.

7. Acknowledgment. The Holder acknowledges that Knight will be irreparably harmed by and that there will be no adequate remedy at law for a violation by the undersigned hereof. Without limiting other remedies, Knight shall have the right to enforce this Agreement by specific performance or injunctive relief.

8. Binding on Successors. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and the heirs, successors and assigns of the Holder and the successors and assigns of Knight. No party hereto may assign any rights or obligations hereunder to any other person, except upon the prior written consent of the other party.

9. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Delaware Courts.

10. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement.

11. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

KNIGHT CAPITAL GROUP, INC.

By:	/s/ Thomas M. Joyce
Name:	Thomas M. Joyce
Title:	Chairman and Chief Executive Officer

HOLDER:

/s/ Daniel Tierney
Name:	Daniel Tierney